Exhibit a.(1)

CERTIFICATE OF TRUST
OF
SIERRA EQUITY INCOME FUND

This Certificate of Trust of Sierra Equity Income Fund (the “Trust”) is being duly executed and filed by the undersigned to form a statutory trust under the Delaware Statutory Trust Act (12 Del.C. sec. 3801 et seq.) (the “Act”).

1.	Name. The name of the statutory trust formed by this Certificate of Trust is Sierra Equity Income Fund.

2.	Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3.	Investment Company. The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. sec. 80a-1 et seq.).

4.	Series. Pursuant to Section 3806(b)(2) of the Act, the Trust may create one or more series having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”).

5.	Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that: (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof; and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6.	Effective Date. This Certificate of Trust shall be effective as of the date of filing by the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act as of the 15th day of September, 2016.

/s/ Seth Taube
Seth Taube
Trustee